Exhibit 99.1

MBIA Inc. Reports First Quarter 2012 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $32.00 per share at March 31, 2012 compared with $34.50 per share at December 31, 2011.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $548 million for the first quarter of 2012 compared with adjusted pre-tax income of $25 million for the first quarter of 2011.
  MBIA Inc. recorded net income available to common shareholders of $10 million, or $0.05 per share, for the first quarter of 2012, compared with a net loss of $1.3 billion, or $6.37 per share, for the first quarter of 2011.
  During the first quarter of 2012, MBIA Insurance Corporation (MBIA Corp.) commuted $4.3 billion of insured exposure, comprising investment grade corporate CDOs and commercial real estate CDOs. Subsequent to March 31, 2012, MBIA Corp. agreed to commute transactions with additional counterparties. These transactions, primarily comprising CMBS, CRE CDO, ABS CDO and subprime RMBS transactions, totaled $7.2 billion in insured exposure. Commutations and agreements to commute insured exposures have totaled $67.6 billion since the beginning of the fourth quarter of 2008.

ARMONK, N.Y.--(BUSINESS WIRE)--May 10, 2012--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $32.00 per share at March 31, 2012 compared with $34.50 per share at December 31, 2011. Book value per share was $9.59 as of March 31, 2012.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the first quarter of 2012 was $548 million compared with adjusted pre-tax income of $25 million for the first quarter of 2011. The reduction in ABV and the adjusted pre-tax loss for the three months ended March 31, 2012 resulted from losses on insured exposures, realized losses from sales and impairments of investments, and legal and litigation-related costs and expenses. ABV and adjusted pre-tax income provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

Net income available to common shareholders for the first quarter of 2012 was $10 million, or $0.05 per share, compared with a net loss of $1.3 billion, or $6.37 per share, for the first quarter of 2011. The Company’s results for the first quarter of 2012 were driven by $303 million in pre-tax unrealized gains on insured credit derivatives, $137 million in total premiums earned and $62 million in net investment income, partially offset by $158 million in operating expenses, $97 million in loss and loss adjustment expenses and $94 million in net investment losses related to other-than-temporary impairments. The $303 million in pre-tax unrealized gains on insured credit derivatives resulted from a combination of gains associated with commutations of insured exposures and tighter credit spreads on the underlying collateral, partially offset by the impact of an improved market perception of MBIA Corp.’s credit quality. The Company is required to adjust the values of its derivative liabilities for the market's perception of its non-performance risk. The increase in the value of the derivative liabilities attributable to the change in non-performance risk is reflected as a pre-tax loss on the income statement. The $158 million in operating expenses in the quarter was considerably above the average for recent quarters due to legal and litigation-related costs and expenses.

“Our first quarter 2012 operating results were a disappointment due to the significant actions we took to reduce future volatility in our insured portfolio and lower liquidity risk at the holding company. A combination of additional losses on insured exposures, realized losses and impairments on invested assets and legal and litigation-related expenses led to the adjusted pre-tax loss in the quarter,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “However, we did see a continuation of the trend toward reduced future volatility in our insured portfolio and lower liquidity risk at the holding company. Early stage delinquencies on second lien RMBS – the driver of our near-term expected claims payments - continued to decline, albeit at a slower rate than we anticipated. We commuted additional volatile exposures both during and after the end of the first quarter. We’ve also engaged in asset sales that strengthen the cash position and lower the spread risk in our holding company. Our lower ABV reflects the costs of these developments, which are helping to stabilize the Company so that it can grow in the future.

“On the litigation front, the Article 78 challenge to the New York State Department of Financial Services’ approval of our Transformation in 2009 is winding toward a conclusion, with a hearing scheduled to begin on May 14th,” Mr. Chaplin continued. “We continue to believe that the court will find that the approval was proper, and that the end of this litigation may open the door for National to begin to write new municipal bond insurance before long. Our put-back litigation against several mortgage originators has been moving steadily forward, and with several favorable decisions over the past few months, we have little doubt that we will achieve substantial recoveries.”

First Quarter 2012 Segment Results

The following is a summary of pre-tax results by segment for the first quarter of 2012:

$ in millions	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down	Consolidated
1Q 2012 Pre-tax Income (Loss)	$55	$102	$(4)	$(10)	$(147)	$21
1Q 2011 Pre-tax Income (Loss)	$111	$(1,821)	$(1)	$5	$(73)	$(1,763)

1Q 2012 Adj. Pre-tax Income (Loss)	$55	$(446)	$(4)	$(10)	$(147)	$(548)
1Q 2011 Adj. Pre-tax Income (Loss)	$111	$(20)	$(1)	$5	$(73)	$25

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $55 million of adjusted pre-tax income in the first quarter of 2012 compared with $111 million of adjusted pre-tax income in the first quarter of 2011. The decrease in adjusted pre-tax income resulted primarily from a significant increase in legal and litigation-related costs and expenses and higher loss and loss adjustment expenses, partially offset by an increase in total premiums earned.

Total premiums earned in the U.S. public finance insurance segment were $106 million in the first quarter of 2012, up 19% from $89 million of total premiums earned in the first quarter of 2011, as a decrease in scheduled premiums earned was more than offset by an increase in refunding premiums earned.

Net investment income for the U.S. public finance insurance segment declined 7 percent to $54 million in the first quarter of 2012 from $58 million in the comparable period of 2011, primarily due to a lower asset base and lower yields on new asset purchases.

The U.S. public finance insurance segment’s loss and loss adjustment expenses totaled $14 million in the first quarter of 2012 compared with $3 million in the first quarter of 2011.

Expenses associated with the amortization of deferred acquisition costs totaled $22 million in the first quarter of 2012, up 16 percent from $19 million in the first quarter of 2011 and in line with insured portfolio amortization.

Operating expenses were $80 million in the first quarter of 2012, compared with $19 million in the comparable period of 2011. The increase in operating expenses was driven by higher legal and litigation-related costs and expenses.

As of March 31, 2012, National’s statutory capital was $2.9 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $446 million for the first quarter of 2012 compared with an adjusted pre-tax loss of $20 million for the first quarter of 2011. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $114 million in the first quarter of 2012. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures), had a net $158 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $402 million in the first quarter of 2012, compared with $147 million in the first quarter of 2011.

The following is a summary of MBIA Corp.’s insured portfolio economic loss activity in the first quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

1Q 2012 Economic Loss (Benefit) Activity
($ in millions)	Second-Lien RMBS	ABS CDOs	CMBS	Other*	Total
Change in Expected Payments	$165	($45)	$296	($3)	$413
Change in Expected Salvage	(32)	15	0	6	(11)
Total Economic Losses (Benefit)	$133	($30)	$296	$3	$402

*includes first-lien RMBS

In the first quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $165 million, reflecting higher expected costs for loss recovery litigation as well as slower than expected declines in early stage delinquencies within these transactions. The increase in expected future claims payments was partially offset by additional expected recoveries of $32 million primarily from contractual claims related to ineligible mortgage loans improperly included in the insured securitizations. The Company’s estimates for expected recoveries related to “put-backs” of ineligible mortgage loans totaled $3.2 billion as of March 31, 2012. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses on these transactions, which totaled $4.8 billion as of March 31, 2012.

In the first quarter of 2012, the Company estimated $296 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase reflects commutations closed or agreed to during the quarter at a cost in excess of previously established loss reserves and credit impairments, revised expectations for the cost of commuting the remaining transactions in the future as well as deterioration within some insured transactions.

Portions of the $402 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of first quarter economic losses based on those categories:

1Q 2012 Economic Losses (Benefit)
$ in millions
Change in Expected Payments	$125
Change in Insurance Recoveries	(42)
Loss & LAE Expense on Policies Subject to Insurance Accounting	$83

Credit Impairments on Insured VIEs	$36

Credit Impairments on Insured Credit Derivatives	$281
LAE on Insured Credit Derivatives	2
Credit Impairments and LAE on Insured Credit Derivatives	$283

Total Economic Losses (Benefit)	$402

Claims activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q1 2011	Q4 2011	Q1 2012
Paid Claims	$228	$146	$169
Collections on Paid Claims	(13)	(93)	(7)
Paid LAE (net of collections)	13	43	14
Net Payments	$228	$96	$176

Claims payments on insured second-lien RMBS exposures totaled $169 million in the first quarter of 2012 compared with $146 million in the fourth quarter of 2011 and $228 million in the first quarter of 2011. Paid claims increased in the first quarter as one servicer aggressively charged-off seriously delinquent loans.

As of March 31, 2012, MBIA Corp.’s statutory balance sheet reflected $1.3 billion in cash and invested assets including $329 million of cash, short-term investments and other highly liquid investments available to meet liquidity demands, and excluding amounts held by subsidiaries. The payments made to counterparties in connection with commutations of insured exposures since the end of 2011 were primarily funded through increases to the outstanding balance of a secured loan from National to MBIA Corp., which currently totals $1.6 billion. The Company believes that MBIA Corp.’s liquidity resources, including expected cash inflows, will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $1.9 billion and claims-paying resources totaling $5.9 billion at March 31, 2012.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded a pre-tax loss of $4 million in the first quarter of 2012 compared with a pre-tax loss of $1 million in the first quarter of 2011. The larger pre-tax loss in the first quarter of 2012 was driven by a decrease in advisory fees due to declines in asset balances managed for the Company’s other segments and for third parties and by expenses incurred to position the business for future growth.

Cutwater’s third-party average assets under management in the first quarter totaled $21.0 billion, down 9 percent from $23.0 billion in the fourth quarter of 2011.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corp. The Corporate segment recorded a pre-tax loss of $10 million in the first quarter of 2012 compared with pre-tax income of $5 million in the first quarter of 2011. The decline in the Corporate segment's pre-tax income was driven by losses on sales of investments and changes in the fair value of outstanding warrants issued on MBIA Inc. common stock, resulting in a $5 million net gain on financial instruments at fair value and foreign exchange in the first quarter of 2012 compared with a $23 million net gain on financial instruments at fair value and foreign exchange in the first quarter of 2011.

As of March 31, 2012, the corporate activities of MBIA Inc. had $251 million of cash and highly liquid assets available for general corporate liquidity purposes.

Wind-down Operations

The Company’s wind-down operations comprise its ALM and Conduit businesses, both of which are in run-off.

The Company’s wind-down operations recorded a pre-tax loss of $147 million in the first quarter of 2012 compared with a pre-tax loss of $73 million in the first quarter of 2011. The pre-tax loss in the first quarter of 2012 was driven by a $73 million net loss on financial instruments at fair value and foreign exchange resulting primarily from losses on asset sales and by $54 million in net investment losses related to other-than-temporary impairments to assets identified for sale but not yet sold. Ongoing negative net interest spread in the ALM business, a portion of which is included in the $73 million net loss on financial instruments at fair value and foreign exchange, totaled approximately $35 million in the quarter. The pre-tax loss in the first quarter of 2011 was driven by an $83 million net loss on financial instruments at fair value and foreign exchange resulting largely from increased values of liabilities denominated in foreign currencies.

As of March 31, 2012, the ALM business had cash and short-term investments of $849 million, of which $231 million was free cash not pledged directly as collateral.

MBIA Inc. Liquidity

After the end of the first quarter of 2012, the outstanding balance of the secured loan from MBIA Corp. to MBIA Inc. was repaid in full. The secured loan facility remains available for future draws through May 2013 up to an aggregate amount outstanding of $450 million subject to approval of each draw by the New York State Department of Financial Services.

As of March 31, 2012, MBIA Inc. as a whole, which includes both the Wind-down and Corporate segments, had cash and highly liquid assets of $482 million not pledged directly as collateral. The Company believes that the liquidity resources, including expected cash inflows, of MBIA Inc. as a whole will be sufficient to meet its expected cash flow needs for at least the next 12 months.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Friday, May 11, 2012 at 8:00 AM (EDT) to discuss its first quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 74782310. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 11 until 11:59 p.m. on May 25 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 74782310. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income is not a substitute for and should not be viewed in isolation from GAAP pre-tax income and the Company’s definition of adjusted pre-tax income may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in millions except per share amounts)

	March 31, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$5,529 and $6,259)	$ 5,596	$ 6,177
Fixed-maturity securities at fair value	226	295
Investments pledged as collateral, at fair value (amortized cost $533 and $642)	462	543
Short-term investments held as available-for-sale, at fair value (amortized
cost $1,711 and $1,577)	1,705	1,571
Other investments (includes investments at fair value of $57 and $96)	68	107
Total investments	8,057	8,693

Cash and cash equivalents	711	473
Premiums receivable	1,344	1,360
Deferred acquisition costs	340	351
Prepaid reinsurance premiums	86	88
Insurance loss recoverable	3,137	3,046
Reinsurance recoverable on paid and unpaid losses	15	16
Property and equipment, at cost (less accumulated depreciation of $141 and $139)	68	69
Receivable for investments sold	98	32
Derivative assets	12	2
Deferred income taxes, net	1,635	1,745
Other assets	101	105
Assets of consolidated variable interest entities:
Cash	144	160
Investments held-to-maturity, at amortized cost
(fair value $2,871 and $3,489)	3,093	3,843
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $886 and $473)	856	432
Fixed-maturity securities at fair value	2,883	2,884
Loans receivable at fair value	2,025	2,046
Loan repurchase commitments	1,076	1,077
Derivative assets	445	450
Other assets	-	1
Total assets	$ 26,126	$ 26,873

Liabilities and Equity
Liabilities:
Unearned premium revenue	$ 3,381	$ 3,515
Loss and loss adjustment expense reserves	867	836
Investment agreements	1,576	1,578
Medium-term notes (includes financial instruments carried at
fair value $174 and $165)	1,692	1,656
Securities sold under agreements to repurchase	149	287
Long-term debt	1,839	1,840
Payable for investments purchased	35	3
Derivative liabilities	4,830	5,164
Other liabilities	368	388
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value $4,761 and $4,754)	8,704	8,697
Long-term debt	-	360
Derivative liabilities	803	825
Other liabilities	1	1
Total liabilities	24,245	25,150

Equity:
Preferred stock, par value $1 per share; authorized shares - 10,000,000;
issued and outstanding - none	-	-
Common stock, par value $1 per share; authorized shares - 400,000,000;
issued shares - 275,488,914 and 274,896,162	275	275
Additional paid-in capital	3,070	3,072
Retained earnings	815	805
Accumulated other comprehensive loss, net of deferred
tax of $33 and $105	(26)	(176)
Treasury stock, at cost - 81,750,127 and 81,752,966 shares	(2,276)	(2,276)
Total shareholders' equity of MBIA Inc.	1,858	1,700
Preferred stock of subsidiary and noncontrolling interest	23	23
Total equity	1,881	1,723
Total liabilities and equity	$ 26,126	$ 26,873

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended March 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$59	$47	$-	$-	$-	$106	$(10)	$96
Refunding premiums earned	47	-	-	-	-	47	(6)	41
Total premiums earned	106	47	-	-	-	153	(16)	137
Net investment income	54	8	-	1	16	79	(17)	62
Fees and reimbursements	1	25	13	23	-	62	(55)	7
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(4)	-	-	-	(4)	-	(4)
Unrealized gains (losses) on insured derivatives	-	303	-	-	-	303	-	303
Net change in fair value of insured derivatives	-	299	-	-	-	299	-	299
Net gains (losses) on financial instruments at
fair value and foreign exchange	10	18	-	5	(73)	(40)	21	(19)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(2)	-	-	(51)	(53)	-	(53)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(38)	-	-	(3)	(41)	-	(41)
Net investment losses related to
other-than-temporary impairments	-	(40)	-	-	(54)	(94)	-	(94)
Other net realized gains (losses)	-	1	-	-	-	1	-	1
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	1	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(31)	-	-	-	(31)	4	(27)

Total revenues	171	340	13	29	(108)	445	(62)	383

Expenses:
Losses and loss adjustment	14	83	-	-	-	97	-	97
Amortization of deferred acquisition costs	22	27	-	-	-	49	(36)	13
Operating	80	57	17	25	4	183	(25)	158
Interest	-	53	-	14	31	98	(25)	73
Expenses of consolidated VIEs:
Operating	-	7	-	-	-	7	(1)	6
Interest	-	11	-	-	4	15	-	15

Total expenses	116	238	17	39	39	449	(87)	362

Pre-tax income (loss)	$55	$102	$(4)	$(10)	$(147)	$(4)	$25	21

Provision (benefit) for income taxes								11

Net income (loss)								$10

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended March 31, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$77	$67	$-	$-	$-	$144	$(16)	$128
Refunding premiums earned	12	-	-	-	-	12	(3)	9
Total premiums earned	89	67	-	-	-	156	(19)	137
Net investment income	58	31	-	-	21	110	4	114
Fees and reimbursements	2	27	15	23	-	67	(53)	14
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(354)	-	-	-	(354)	-	(354)
Unrealized gains (losses) on insured derivatives	-	(1,422)	-	-	-	(1,422)	-	(1,422)
Net change in fair value of insured derivatives	-	(1,776)	-	-	-	(1,776)	-	(1,776)
Net gains (losses) on financial instruments at
fair value and foreign exchange	3	33	-	23	(83)	(24)	-	(24)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	-	-	-	(7)	(7)	-	(7)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(2)	-	-	(4)	(6)	-	(6)
Net investment losses related to
other-than-temporary impairments	-	(2)	-	-	(11)	(13)	-	(13)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	-	1	-	-	4	5	-	5
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	4	17	-	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(130)	-	-	10	(120)	13	(107)

Total revenues	152	(1,736)	15	46	(31)	(1,554)	(53)	(1,607)

Expenses:
Losses and loss adjustment	3	(39)	-	-	-	(36)	-	(36)
Amortization of deferred acquisition costs	19	33	-	-	-	52	(35)	17
Operating	19	37	16	26	3	101	(26)	75
Interest	-	34	-	15	33	82	(7)	75
Expenses of consolidated VIEs:
Operating	-	10	-	-	1	11	(1)	10
Interest	-	10	-	-	5	15	-	15

Total expenses	41	85	16	41	42	225	(69)	156

Pre-tax income (loss)	$111	$(1,821)	$(1)	$5	$(73)	$(1,779)	$16	(1,763)

Provision (benefit) for income taxes								(489)

Net income (loss)								$(1,274)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Three months ended March 31, 2012	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$106	$51	$-	$-	$-	$(15)	$142
Net investment income	54	22	-	1	16	(17)	76
Fees and reimbursements	1	25	13	23	-	(54)	8
Premiums and fees on insured derivatives	-	16	-	-	-	-	16
Net gains (losses) on financial instruments at
fair value and foreign exchange	10	18	-	5	(73)	3	(37)
Net investment losses related to other-than-
temporary impairments	-	(40)	-	-	(54)	-	(94)
VIE Revenues	-	-	-	-	3	1	4

Total revenues	171	92	13	29	(108)	(82)	115

Expenses:
Losses and loss adjustment	14	119	-	-	-	-	133
Insured credit derivative impairments and LAE	-	283	-	-	-	-	283
Amortization of deferred acquisition costs	22	27	-	-	-	(36)	13
Operating	80	56	17	25	4	(25)	157
Interest	-	53	-	14	31	(25)	73
VIE expenses	-	-	-	-	4	-	4

Total expenses	116	538	17	39	39	(86)	663

Adjusted pre-tax income (loss)	$55	$(446)	$(4)	$(10)	$(147)	$4	$(548)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	(16)	-	-	-	21	5
Mark-to-market on insured credit derivatives	-	303	-	-	-	-	303

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(261)	-	-	-	-	(261)

GAAP pre-tax income (loss)	$55	$102	$(4)	$(10)	$(147)	$25	$21

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

Three months ended March 31, 2011	U.S. Public Finance Insurance (National)	Structured Finance & International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$89	$72	$-	$-	$-	$(19)	$142
Net investment income	58	48	-	-	21	5	132
Fees and reimbursements	2	27	15	23	-	(53)	14
Premiums and fees on insured derivatives	-	32	-	-	-	-	32
Net gains (losses) on financial instruments at
fair value and foreign exchange	3	37	-	23	(83)	-	(20)
Net investment losses related to other-than-
temporary impairments	-	(2)	-	-	(11)	-	(13)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	2	26
Other net realized gains	-	1	-	-	4	-	5
VIE Revenues	-	-	-	-	14	-	14

Total revenues	152	215	15	46	(31)	(65)	332

Expenses:
Losses and loss adjustment	3	(37)	-	-	-	-	(34)
Insured credit derivative impairments and LAE	-	184	-	-	-	-	184
Amortization of deferred acquisition costs	19	27	-	-	-	(35)	11
Operating	19	27	16	26	3	(26)	65
Interest	-	34	-	15	33	(7)	75
VIE expenses	-	-	-	-	6	-	6

Total expenses	41	235	16	41	42	(68)	307

Adjusted pre-tax income (loss)	$111	$(20)	$(1)	$5	$(73)	$3	$25

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	2	-	-	-	13	15
Mark-to-market on insured credit derivatives	-	(1,591)	-	-	-	-	(1,591)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	212	-	-	-	-	212

GAAP pre-tax income (loss)	$111	$(1,821)	$(1)	$5	$(73)	$16	$(1,763)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

	March 31, 2012	December 31, 2011	Change

Reported Book Value	$9.59	$8.80	$0.79

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	0.89	0.82	$0.07

Cumulative unrealized loss on insured credit derivatives	15.06	16.12	($1.06)

Net unrealized (gains) losses included in OCI	(0.08)	0.85	($0.93)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2) (3)	11.11	11.65	($0.54)

Cumulative impairments on insured credit derivatives	(4.57)	(3.74)	($0.83)

Adjusted Book Value (4)	$32.00	$34.50	($2.50)

(1)Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.

(2)The discount rate on financial guarantee installment premiums was the risk free rate as defined by accounting pinciples for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.

(3)The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)A non-GAAP measure.

Net Income (Loss) per Common Share:
		Three Months Ended
		March 31
		2012	2011
Basic		$0.05	($6.37)
Diluted		$0.05	($6.37)

Weighted-Average Number of Common Shares Outstanding:

Basic		193,489,424	199,972,759
Diluted		194,594,974	199,972,759

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2012	December 31, 2011

Policyholders' surplus	$1,487.9	$1,423.7
Contingency reserve	1,378.3	1,385.3

Statutory capital	2,866.2	2,809.0

Unearned premium reserve	2,397.0	2,484.9
Present value of installment premiums (1)	234.4	239.0

Premium resources (2)	2,631.4	2,723.9

Net loss and loss adjustment expense reserves (1)	(1.8)	(3.4)
Salvage reserves	171.6	161.2
Gross loss and loss adjustment expense reserves	169.8	157.8

Total claims-paying resources	$5,667.4	$5,690.7

Net debt service outstanding	$613,203.3	$635,653.0

Capital ratio (3)	214:1	226:1

Claims-paying ratio (4)	129:1	134:1

MBIA Insurance Corporation
	March 31, 2012	December 31, 2011

Policyholders' surplus	$1,367.7	$1,596.6
Contingency reserve	495.3	706.4

Statutory capital	1,863.0	2,303.0

Unearned premium reserve	621.3	607.1
Present value of installment premiums (5)	1,192.7	1,225.8

Premium resources (2)	1,814.0	1,832.9

Net loss and loss adjustment expense reserves (5)	(2,066.9)	(2,266.4)
Salvage reserves (6)	4,327.9	4,249.0
Gross loss and loss adjustment expense reserves	2,261.0	1,982.6

Total claims-paying resources	$5,938.0	$6,118.5

Net debt service outstanding	$171,732.4	$180,805.3

Capital ratio (3)	92:1	79:1

Claims-paying ratio (4)	32:1	33:1

(1)At March 31, 2012 and December 31, 2011 the discount rate was 4.77%.
(2)The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)Net debt service outstanding divided by statutory capital.

(4)Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)At March 31, 2012 and December 31, 2011 the discount rate was 5.59%.
(6)The amount primarily consists of expected recoveries related to the Company's put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190